Exhibit 99(e)(2)

EXECUTIVE OFFICERS AND SENIOR EXECUTIVES OF THE COMPANY

The names and ages of the executive officers of the Company as of October 1, 2004 and their positions with the Company are as follows:

EXECUTIVE OFFICERS	AGE	POSITION
K. Rupert Murdoch	73	Chairman and Chief Executive Officer
Peter Chernin	53	President, Chief Operating Officer
Lachlan K. Murdoch	33	President of Fox Television Stations
David F. DeVoe	57	Senior Executive Vice President, Chief Financial Officer
Arthur M. Siskind	65	Senior Executive Vice President, General Counsel

All of the Executive Officers of the Company are also executive officers of News Corporation. As executive officers of News Corporation, the Executive Officers of the Company continue to render services to News Corporation.

The biographical description of each Executive Officer is set forth under “Election of Directors” above.

For the fiscal year ended June 30, 2004, no amount of compensation was paid or accrued by the Company for the account of the Executive Officers of the Company, and no amount of compensation was paid or accrued to News Corporation with respect to the services of the Executive Officers. Information regarding the compensation received by the Executive Officers for their services to News Corporation and its subsidiaries for the fiscal year ended June 30, 2004 are included in the Annual Report of News Corporation.

The Senior Executives of the Company (in addition to persons identified as Executive Officers above) are as follows:

SENIOR EXECUTIVES	AGE	POSITION
Roger Ailes	64	Chairman and Chief Executive Officer of Fox News Channel
James N. Gianopulos	52	Chairman of Fox Filmed Entertainment
David Hill	58	Chairman and Chief Executive Officer of Fox Sports Television Group
Thomas E. Rothman	49	Chairman of Fox Filmed Entertainment
Anthony J. Vinciquerra	50	President and Chief Executive Officer of the Fox Networks Group

Set forth below is a brief biographical description of the Senior Executives who are not Executive Officers of the Company:

Roger Ailes has served as Chairman and Chief Executive Officer of FOX News Channel since 1996. Prior to joining FOX in 1996, Mr. Ailes was President of CNBC since 1993 and also served as President of America’s Talking, an information talk channel that later became MSNBC.

James N. Gianopulos has been Chairman of FFE since 2000. He shares the position with Thomas E. Rothman. Mr. Gianopulos was President of Twentieth Century Fox International from 1994 until 2000 overseeing both the Theatrical and the Home Entertainment units. Mr. Gianopulos was President of International and Pay Television for Twentieth Century Fox from 1992 to 1994. Mr. Gianopulos serves on the USC Entertainment Technology Committee and on the Boards of the Motion Picture & Television Fund Foundation and various charitable organizations.

David Hill has served as Chairman and Chief Executive Officer of Fox Sports Television Group since 1999. Mr. Hill served as Chairman and Chief Executive Officer of FOX from 1997 until 1999 and served as President of Fox Sports, a division of Fox Television, from 1993 to 1999. From 1996 until 1997, Mr. Hill served as Chief Operating Officer of Fox Television. In addition, Mr. Hill has served as Chairman of Fox Sports Networks since 1996. From 1996 through 1997, Mr. Hill also served as Fox Sports Networks’ Chief Executive Officer.

Thomas E. Rothman has been Chairman of FFE since 2000. He shares the position with James N. Gianopulos. Mr. Rothman previously served as President of Twentieth Century Fox Film Group from January to August 2000, and was President of Twentieth Century Fox Production from 1995 to 2000. In 1994, he was the founder and first President of Fox Searchlight Pictures. Mr. Rothman also serves as a member of the Board of Directors of the Sundance Institute.

Anthony J. Vinciquerra has served as President and Chief Executive Officer of the Fox Networks Group since 2002. Mr. Vinciquerra joined the Company in 2001 as President of the FOX Television Network. Prior to joining the Company, Mr. Vinciquerra served as Executive Vice President and Chief Operating Officer of Hearst-Argyle Television from 1999 until 2001. Mr. Vinciquerra joined Hearst Corporation’s broadcasting group as Group Executive in 1997 and became Executive Vice President of Hearst-Argyle later that year.

2